================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                HomeBase, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                           [LOGO OF HOMEBASE, INC.]

                                                            3345 Michelson Drive
                                                            Irvine, CA 92612

                                                                 April 16, 1998

Dear Stockholder:

  We invite you to attend our 1998 Annual Meeting of Stockholders on Thursday, May 21, 1998 at 10:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614.

  At this meeting, you are being asked to elect two directors. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to complete, sign and return your proxy promptly in the enclosed envelope.

  We hope that you will join us on May 21st.

                                          Sincerely,

[SIGNATURE LOGO OF ALLAN P. SHERMAN]      [SIGNATURE LOGO OF HERBERT J. ZARKIN]
Allan P. Sherman                          Herbert J. Zarkin
President and Chief Executive Officer     Chairman of the Board

                           [LOGO OF HOMEBASE, INC.]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

                               ----------------

  The Annual Meeting of Stockholders of HomeBase, Inc. will be held at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614, on Thursday, May 21, 1998 at 10:00 a.m. PDT for the following purposes:

  1. To elect two directors to serve until the 2001 Annual Meeting of Stockholders; and

  2. To transact any other business which may properly be brought before the meeting.

  Stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten-day period preceding the meeting at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92612.

                                           By Order of the Board of Directors

                                                      John L. Price
                                                        Secretary

Irvine, California
April 16, 1998



PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           [LOGO OF HOMEBASE, INC.]

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited on behalf of the Board of Directors of HomeBase, Inc. (the "Company"). Unless instructions to the contrary are given, shares represented by duly executed proxies will be voted for the election of the two nominees set forth below. Any proxy may be revoked prior to the voting thereof by a written revocation received by the Secretary of the Company at its address set forth below, the receipt of a later dated proxy or by a request at the meeting that the proxy be revoked.

  Stockholders of record at the close of business on March 16, 1998 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date is entitled to one vote. As of the close of business on March 16, 1998, there were outstanding and entitled to vote 37,788,135 shares of Common Stock.

  This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 31, 1998 ("fiscal 1997") were first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 3345 Michelson Drive, Irvine, California 92612.

VOTE REQUIRED

  Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require the affirmative vote of the holders of shares representing a plurality of the votes cast at the meeting. Although shares which withhold authority for any nominee and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and with respect to which the broker or nominee indicates that it does not have discretionary authority to vote such shares) will be counted as present at the meeting for quorum purposes, such shares will not be considered to be votes cast with respect to the election of directors. Accordingly, shares which withhold authority and broker non-votes will have no effect on the voting on the matters being presented for stockholder action at the meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors has voted to fix the number of directors at six. The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. The nominees as directors and incumbent directors are as follows:

                  NOMINEES AS DIRECTORS--TERMS EXPIRING 2001

  Allan P. Sherman, 53, has been a Director, President and Chief Executive Officer of the Company since July 1997. From 1993 to 1997 he served as Executive Vice President of the Company and President of its then

HomeBase Division. From May 1993 to September 1993 he served as Executive Vice President of the Company and President of the Company's former BJ's Wholesale Club Division (the "BJ's Division"). From 1991 to May 1993 he served as Senior Vice President and General Merchandise Manager--Non-Food of the BJ's Division. Mr. Sherman is a member of the Executive Committee and the Finance Committee.

  Herbert J. Zarkin, 59, has been Chairman of the Board since July 1997 and a Director since May 1993. From May 1993 to July 1997 Mr. Zarkin served as President and Chief Executive Officer of the Company. From 1990 to May 1993 he served as President of the BJ's Division. From 1989 to May 1993 he served as Executive Vice President of the Company. Mr. Zarkin is also Chairman of the Board of Directors of BJ's Wholesale Club, Inc. Mr. Zarkin is the Chairman of the Company's Executive Committee and a member of the Finance Committee.

                   INCUMBENT DIRECTORS--TERMS EXPIRING 2000

  Arthur F. Loewy, 69, has been a Director of the Company since February 1989. From 1982 to 1989 he served as Chief Financial Officer and Executive Vice President--Finance of Zayre Corp. Mr. Loewy also serves as a Director of The TJX Companies, Inc. Mr. Loewy is Chairman of the Audit Committee and the Finance Committee and is a member of the Executive Committee.

  Edward J. Weisberger, 56, has been a Director and Senior Vice President, Finance since July 1997. From 1994 to July 1997 he served as Senior Vice President and Chief Financial Officer of the Company. From April 1989 to September 1994 he served as Vice President--Finance of the Company. Mr. Weisberger is also an employee of BJ's Wholesale Club, Inc. and a Director of BJ's Wholesale Club, Inc. Mr. Weisberger is a member of the Company's Finance Committee.

                   INCUMBENT DIRECTORS--TERMS EXPIRING 1999

  John D. Barr, 50, has been a Director since July 1997. Since 1995 Mr. Barr has been a Director, President and Chief Operating Officer of Quaker State Corporation. From 1987 to 1995 he served as Senior Vice President of Ashland, Inc. and President of its subsidiary, The Valvoline Company. Mr. Barr is a member of the Executive Compensation Committee.

  Lorne R. Waxlax, 64, has been a Director since January 1990 and was Chairman of the Board from 1996 to July 1997. From 1985 to 1993, Mr. Waxlax was Executive Vice President of The Gillette Company. Mr. Waxlax is a Director of BJ's Wholesale Club, Inc., Clean Harbors, Inc., Hon Industries, Inc., Quaker State Corporation and The Iams Company. Mr. Waxlax is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Audit Committee.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company are paid an annual retainer of $20,000 and fees of $1,250 for each Board meeting attended, $750 for each Committee meeting attended and $750 for certain telephone meetings. The Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan.

  Under the Company's 1995 Director Stock Option Plan (the "Director Plan") each new non-employee director receives an initial grant of options to purchase 3,000 shares of Common Stock and annual grants of options to purchase 1,500 shares of Common Stock thereafter. The exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option is nontransferable except upon death, will expire 10 years after the date of grant and will become exercisable in three equal annual installments beginning on the first day of the month which includes the first anniversary of the date of grant. If the director dies or otherwise ceases to be a director prior to the date that the option or a portion thereof becomes exercisable, the option will immediately expire with respect to the shares that are not yet exercisable. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation (as described in the Director Plan), acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board has four committees: (i) Audit, (ii) Executive Compensation, (iii) Executive and (iv) Finance.

  The Audit Committee, which held three meetings during fiscal 1997, reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held five meetings during fiscal 1997, reviews compensation policies and compensation of officers and other members of management, including incentive compensation plans. In addition, the Executive Compensation Committee has responsibility for matters of corporate governance other than recommendations to the Board of Directors of nominees to fill vacancies on the Board of Directors.

  The Executive Committee of the Board of Directors is authorized to act on behalf of the Board during intervals between meetings of the Company's Board of Directors. In addition, the Executive Committee has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill vacancies on the Board of Directors and considers nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company. The Executive Committee did not meet during fiscal 1997.

  The Finance Committee of the Board of Directors reviews with management and advises the Company's Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure. The Finance Committee did not meet during fiscal 1997.

  During fiscal 1997 the Board of Directors held 12 meetings and took action by written consent three times. Each director attended at least 75% of all meetings of the Board and Committees of which he is a member.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information, as of March 16, 1998, concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company appearing in the Summary Compensation Table on page 6, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                               PERCENT OF
                                                              OUTSTANDING
                                          SHARES OF            SHARES OF
  NAME AND ADDRESS OF BENEFICIAL        COMMON STOCK          COMMON STOCK
              OWNER                 BENEFICIALLY OWNED(1) BENEFICIALLY OWNED(1)
  ------------------------------    --------------------- --------------------
David J. Greene and Company, LLC..        5,278,655(2)            14.0%
 599 Lexington Avenue
 New York, NY 10022
Franklin Resources, Inc. et al....        4,273,200(3)            11.3%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 94404
First Pacific Advisors, Inc.......        4,256,013(4)            11.3%
 11400 West Olympic Blvd, Suite
  1200
 Los Angeles, CA 90064
The Prudential Insurance Company
 of America.......................        3,440,724(5)             9.1%
 751 Broad Street
 Newark, NJ 07102-3777
Vanguard/Windsor Funds, Inc.......        2,487,900(6)             6.6%
 P.O. Box 2600
 Valley Forge, PA 19482-2600
FMR Corp..........................        2,205,400(7)             5.8%
 82 Devonshire Street
 Boston, MA 02109
Arthur F. Loewy...................            9,707(8)              *
Lorne R. Waxlax...................            9,500                 *
Herbert J. Zarkin.................          446,075                1.2%
Allan P. Sherman..................          532,950                1.4%
Edward J. Weisberger..............          119,212                 *
John D. Barr......................             -0-                  *
Thomas F. Gallagher...............           35,110                 *
Scott L. Richards.................           36,559                 *
William B. Langsdorf..............           37,839                 *
All Directors and Executive
 Officers as a Group (10 Persons).        1,230,952                3.2%

--------
 *  Indicates less than 1%.

(1) Includes the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 16, 1998 or within 60 days thereafter: Mr. Loewy, 2,075 shares; Mr. Waxlax, 2,500 shares: Mr. Zarkin, 383,400 shares; Mr. Sherman, 464,125 shares; Mr. Weisberger, 106,670 shares; Mr. Gallagher, 6,431 shares; Mr. Richards, 19,292 shares; Mr. Langsdorf, 20,848 shares; all Directors and Executive Officers as a group, 1,005,341 shares.

(2) Information is as of December 31, 1997 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") by David J. Greene and Company, LLC. David J. Greene and Company, LLC reported that it has sole power to vote 399,200 shares and shared power to vote 2,717,200 shares and has sole dispositive power with respect to 399,200 shares and shared dispositive power with respect to 4,879,455 shares.

(3) Information is as of December 31, 1997 and is based on a Schedule 13G/A filed with the Commission by Franklin Resources, Inc., et al. Franklin Resources, Inc., et al. reported that (i) Franklin Mutual Advisors, Inc. has sole power to vote or to direct the voting of 2,068,200 shares; Franklin Advisory Services, Inc. has sole power to vote or direct the voting of 2,045,000 shares; and Templeton Investment Counsel, Inc. has the sole power to vote or direct the voting of 160,000 shares; and (ii) Franklin Mutual Advisors, Inc. has sole dispositive power with respect to 2,068,200 shares; Franklin Advisory Services, Inc. has sole dispositive power with respect to 2,045,000 shares; and Templeton Investment Counsel, Inc. has sole dispositive power with respect to 160,000 shares.

(4) Information is as of December 31, 1997 and is based on a Schedule 13G/A filed with the Commission by First Pacific Advisors, Inc. First Pacific Advisors, Inc. reported that it has shared power to vote 1,395,697 shares and shared dispositive power with respect to 4,256,013 shares; includes shares of Common Stock either owned directly or obtainable upon conversion of the Company's 5.25% Convertible Subordinated Notes due 2004.

(5) Information is of December 31, 1997 based on a Schedule 13G filed with the Commission by The Prudential Insurance Company of America ("Prudential"). Prudential reported that it has sole power to vote 202,500 shares and shared power to vote 2,895,674 shares and has sole dispositive power with respect to 202,500 shares and shared dispositive power with respect to 2,895,674 shares.

(6) Information is as of December 31, 1997 and is based on a Schedule 13G filed with the Commission by Vanguard/Windsor Funds, Inc. Vanguard/Windsor Funds, Inc. reported that it has sole power to vote 2,487,900 shares and shared dispositive power with respect to 2,487,900 shares; such dispositive power is shared with its investment advisor, Wellington Management Company, LLP, which has also filed a Schedule 13G with the Commission.

(7) Information is as of December 31, 1997 and is based on a Schedule 13G filed with the Commission by FMR Corp. FMR Corp. reported that it had no power to vote shares and sole dispositive power with respect to 2,205,400 shares.

(8) Excludes 413 shares beneficially owned by or for the benefit of the spouse of Arthur F. Loewy, as to which Mr. Loewy disclaims beneficial ownership.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the annual and long-term compensation provided to Mr. Zarkin, who served as Chief Executive Officer until July 1997, to Mr. Sherman, the Company's current Chief Executive Officer, and to the four other most highly compensated executive officers (collectively the "Named Executive Officers") whose salary and bonus exceeded $100,000 for fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                               ---------------------------------- --------------------------------
                                                                         AWARDS          PAYOUTS
                                                                  --------------------- ----------
                                                                  RESTRICTED SECURITIES
  NAME AND PRINCIPAL    FISCAL                     OTHER ANNUAL     STOCK    UNDERLYING    LTIP       ALL OTHER
      POSITION(1)        YEAR  SALARY(2)  BONUS   COMPENSATION(3) AWARDS(4)  OPTIONS(5) PAYOUTS(6) COMPENSATION(7)
  ------------------    ------ --------- -------- --------------- ---------- ---------- ---------- ---------------
Herbert J. Zarkin......  1997  $505,769  $    --     $ 15,776      $    --     40,000    $180,320      $21,259
 Chairman of the Board   1996   605,962   199,361      25,633           --    250,000     360,640       34,792
                         1995   570,000   171,285      24,112           --    100,000         --        33,000

Allan P. Sherman.......  1997   511,538       --      237,860       145,560   200,000      83,190       30,354
 President and Chief     1996   451,346       --      237,562           --     82,976      83,190       27,019
 Executive Officer       1995   435,000    40,000     241,652           --    207,440         --        26,250

Thomas F. Gallagher....  1997   217,308       --       83,639       176,248    75,000      80,874       15,665
 Executive Vice
 President,              1996   176,078    40,484     190,318       155,250    46,673      80,874       13,304
 Store Operations        1995   114,634    29,470       3,895           --        --          --        10,232

Scott L. Richards......  1997   217,308       --        9,972        94,536    75,000      24,957       15,665
 Executive Vice
 President               1996   167,923     2,709       6,610       129,375    50,822      24,957       12,562
 Merchandising           1995   130,539    11,122      21,927           --        --          --        11,027

Edward J. Weisberger...  1997   208,846       --        5,335           --        --       90,160       11,918
 Senior Vice President   1996   238,077    46,996      10,071           --     70,000     180,320       16,404
 Finance                 1995   225,000    40,567       9,518           --     40,000         --        15,750

William B. Langsdorf...  1997   183,961       --        7,370       129,516    75,000      27,730       13,377
 Executive Vice          1996   155,558       --        6,218           --     16,595      27,730       12,076
 President and Chief
 Financial Officer       1995   143,942     7,500      24,031           --        --          --        11,697

-------
(1) Mr. Zarkin is currently Chairman of the Board; he served as President and Chief Executive Officer of the Company until July 1997. Mr. Sherman has been President and Chief Executive Officer since July 1997. Messrs. Gallagher, Richards and Langsdorf have been executive officers since July 1997. Mr. Weisberger served as Senior Vice President and Chief Financial Officer until July 1997; since then he has been Senior Vice President, Finance, a non-executive office. "Annual Compensation" includes compensation from the Company in all capacities.

(2) Salary for fiscal 1997 is calculated based on a 53-week year and on 52-week years for fiscal 1996 and 1995.

(3) Includes for Mr. Sherman $125,120, $130,344 and $135,204 in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, for loan forgiveness and the value of the interest-free component of a housing loan from the Company pursuant to the terms of his employment contract, and $85,475, $80,671 and $80,797 in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, for reimbursement of tax liabilities related to that loan and certain items under "All Other Compensation." Includes for Mr. Gallagher $32,961 and $102,141 in fiscal 1997 and 1996, respectively, for relocation costs and $35,497 and $74,727 in fiscal 1997 and 1996, respectively, for reimbursement of tax liabilities related to those costs and to certain items under "All Other Compensation." Includes for Messrs. Zarkin, Richards, Langsdorf and Weisberger in fiscal 1997, fiscal 1996 and fiscal 1995 and for Mr. Gallagher in fiscal 1995 the reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.

(4) Restricted stock awards were issued at no cost to Messrs. Sherman, Gallagher, Richards and Langsdorf in fiscal 1997 and to Mr. Gallagher and Mr. Richards in fiscal 1996. All awards issued in fiscal 1997 to Messrs. Sherman, Gallagher and Richards, as well as approximately 10% of those issued to Mr. Langsdorf, were automatic adjustments in prior holdings to reflect the terms of the Distribution. The dollar value of these awards is based on the closing market price of the Company's Common Stock on the date of grant. The shares subject to each award generally vest in fixed annual percentages over three to five year periods. Vesting is contingent upon continued employment on the vesting dates. The dollar values of restricted stock holdings based on the fair market value of the Company's Common Stock on January 31, 1998 were as follows: Mr. Zarkin, $5,758; Mr. Sherman, $93,332; Mr. Gallagher, $185,672; Mr. Richards, $98,570; Mr. Weisberger, $1,606; and Mr. Langsdorf $110,207. In the event of a change of control (as defined), each person's restricted shares would become unrestricted. Holders of restricted shares are entitled to the same dividends as those paid to holders of unrestricted shares.

(5) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.

(6) Payouts for fiscal 1997 reflect the Company's Growth Incentive Plan award earned by the named person for the three-year performance period ended January 25, 1997.

(7) For fiscal 1997, represents the Company's contributions under its 401(k) Savings Plan for Salaried Employees and the Company's Executive Retirement Plan as presented below:

                                                                 1997 COMPANY
                                                                CONTRIBUTIONS
                                                              ------------------
                                                              401(K)  EXECUTIVE
                                                              SAVINGS RETIREMENT
       NAME                                                    PLAN      PLAN
       ----                                                   ------- ----------
       Herbert J. Zarkin..................................... $4,071   $17,188
       Allan P. Sherman......................................  4,777    25,577
       Thomas F. Gallagher...................................  4,800    10,865
       Scott L. Richards.....................................  4,800    10,865
       Edward J. Weisberger..................................  4,750     7,168
       William B. Langsdorf..................................  4,179     9,198

STOCK OPTION GRANTS

  The following table sets forth the stock option grants made by the Company to the Named Executive Officers during fiscal 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                     INDIVIDUAL GRANTS
                         -------------------------------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                     PERCENT OF                           VALUE AT ASSUMED ANNUAL
                         NUMBER OF     TOTAL                               RATES OF STOCK PRICE
                         SECURITIES   OPTIONS                             APPRECIATION FOR OPTION
                         UNDERLYING  GRANTED TO  EXERCISE OR                      TERM(1)
                          OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION -------------------------
          NAME            GRANTED   FISCAL YEAR  PER SHARE(2)    DATE    0%(3)    5%       10%
          ----           ---------- ------------ ------------ ---------- ----- -------- ----------
Herbert J. Zarkin.......   40,000        4.8%       $4.635     1/27/07   $--   $116,597 $  295,480
Allan P. Sherman........  100,000       12.1         7.820     8/19/07    --    491,796  1,246,307
                          100,000       12.1         8.440     12/2/07    --    530,787  1,345,119
Thomas F. Gallagher.....   25,000        3.0         7.820     8/19/07    --    122,949    311,577
                           50,000        6.0         8.440     12/2/07    --    265,394    672,559
Scott L. Richards.......   25,000        3.0         7.820     8/19/07    --    122,949    311,577
                           50,000        6.0         8.440     12/2/07    --    265,394    672,559
Edward J. Weisberger....      --         --            --          --     --        --         --
William B. Langsdorf....   25,000        3.0         7.820     8/19/07    --    122,949    311,577
                           50,000        6.0         8.440     12/2/07    --    265,394    672,559

--------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the Securities and Exchange Commission and are not intended to forecast possible future stock price appreciation, if any.

(2) All options granted in fiscal 1997 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant, as adjusted as a consequence of the Distribution, and expire ten years from the date of grant. The options vest in equal annual installments over four years except for those granted on January 27, 1997 to Mr. Zarkin, which vest in equal annual installments over three years, and those granted on December 2, 1997 to Messrs. Sherman, Gallagher, Richards and Langsdorf, which fully vest in January, 2000. All options vest upon a change of control (as defined).

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

AGGREGATED OPTION EXERCISES AND VALUATION

  The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1997 by the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                          NUMBER OF               UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                           SHARES                     FISCAL YEAR-END        AT FISCAL YEAR-END(2)
                          ACQUIRED      VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------  ----------- ------------- ----------- -------------
Herbert J. Zarkin.......       --     $    --      403,400      236,600    $1,477,391    $662,959
Allan P. Sherman........   170,642     801,943     389,447      370,100       945,728     314,975
Thomas F. Gallagher.....    24,375      58,641         --       128,311           --       42,719
Scott L. Richards.......    32,851     110,618      10,372      127,066        12,758      74,245
Edward J. Weisberger....       --          --      103,170       64,330       369,230     186,277
William B. Langsdorf....    44,911     169,453       6,742      107,360        12,597      58,895

--------
(1) Based on the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Based on the fair market value of the Company's Common Stock on January 31, 1998, less the option exercise price.

RETIREMENT BENEFITS

  Under the Company's Executive Retirement Plan, employees in high-level management positions in the Company, as selected by the Company's Executive Compensation Committee (the "ECC"), including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC, provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the Executive Retirement Plan are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

  The Company made retirement contributions after the end of 1997 equal to 5% (net of taxes) of each participant's base salary during 1997. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the Executive Retirement Plan. As of January 31, 1998, all Named Executive Officers were credited with at least four years of service.

  The Waban Inc. Retirement Plan (the "Retirement Plan"), in which Messrs. Zarkin, Richards, Langsdorf and Weisberger participated, was frozen on July 4, 1992 and benefits under the Retirement Plan ceased to accrue after that date. Messrs. Zarkin, Richards, Langsdorf and Weisberger are fully vested in their accrued benefits. The estimated annual benefits payable to such persons under the Retirement Plan upon normal retirement (age 65) on the basis of a single life annuity are as follows: Mr. Zarkin, $65,667; Mr. Richards, $7,140; Mr. Langsdorf, $5,209; and Mr. Weisberger, $27,553.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of the Named Executive Officers. Pursuant to his employment agreement, Mr. Zarkin is employed as Chairman of the Board of Directors of the Company. Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin generally must devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as a result of his failure to be reelected to the office of Chairman of the Board of Directors and a member of the Executive Committee, Mr. Zarkin is entitled to payments of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payments under the Company's Management Incentive Plan (the "MIP") for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment (if not already paid), and a pro rated MIP award for the year of termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination continue to vest. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment. Mr. Zarkin entered into a substantially similar employment agreement with BJ's Wholesale Club, Inc., providing for salary and other compensation equivalent to that payable by the Company.

  Under the Company's employment agreement with Mr. Sherman, Mr. Sherman is employed as the President and Chief Executive Officer of the Company and receives a minimum annual base salary of $520,000. Mr. Sherman also participates in specified incentive and other benefit plans. In addition, in connection with his election as President of the Company's then HomeBase Division in 1993, the Company agreed to extend to him an interest-free loan of $700,000 for the purchase of a residence in California and to forgive the loan over seven years in equal installments, $100,000 of which was forgiven in each of fiscal 1994, 1995, 1996 and 1997. The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. The Company is entitled to terminate Mr. Sherman's employment at any time with or without cause (as defined). If Mr. Sherman's employment terminates by reason of death, disability or termination by the Company other than for cause, the Company is required to pay certain cash compensation amounts, to continue payment of Mr. Sherman's base salary and certain benefits for 52 weeks after termination at the rate in effect upon termination, and to extend the term of Mr. Sherman's relocation loan, including the provisions for debt forgiveness. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

  The Company has entered into an employment agreement with each of Messrs. Gallagher, Richards and Langsdorf under which each serves as an executive officer of the Company, receives a minimum annual base salary of $220,000, $220,000 and $190,000, respectively, and participates in specified incentive and other benefit plans. If employment terminates by reason of termination by the Company other than for cause, each such executive officer will be entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments will be subject to reduction after three months for compensation from other employment, and the continuing benefits will be subject to reduction at any time for comparable benefits received from other employment.

  Pursuant to Mr. Weisberger's employment agreement, Mr. Weisberger is employed as Senior Vice President, Finance, a non-executive office of the Company. Mr. Weisberger receives a minimum annual base salary of $150,000 and participates in specified incentive and other benefit plans. Mr. Weisberger must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. If his employment is terminated by the Company other than for cause, Mr. Weisberger is entitled to certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination (but not beyond July 29, 2000) at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Weisberger from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received from other employment.

  In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of the Named Executive Officers would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

CHANGE OF CONTROL SEVERANCE BENEFITS

  The Company provides change of control severance benefits, under separate change of control agreements, to each of the Company's Named Executive Officers. Under such agreements, in general, upon a change of control (as defined) of the Company, the executive would be entitled to accelerated payment of the MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate his employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive a lump-sum amount equal to two times the executive's annual base salary plus one times the executive's MIP target award. For up to two years following termination, the Company would also be obligated to provide specified benefits, including continued health, medical and life insurance benefits. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would increase the executive's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. In addition, upon involuntary termination within 24 months following a change of control, any agreement by the executive not to compete with the Company following termination of his employment would cease to be effective.

INDEMNIFICATION AGREEMENTS

  The Company entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director or officer of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The following report has been submitted to the Board of Directors of the Company by its Executive Compensation Committee, in compliance with requirements of the Commission:

  As members of the Executive Compensation Committee ("ECC") of the Company it is our responsibility to review the Company's compensation policies and programs, approve or, with respect to the Chairman of the Board and Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

EXECUTIVE COMPENSATION PRINCIPLES

  The Company's executive compensation program is designed to provide competitive levels of compensation that:

  --Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

  --Recognize management initiatives and achievements

  --Reward outstanding corporate performance

  --Attract and retain key executives critical to the long-term success of the Company

  --Link management's long-term interests with stockholders' interests through stock-based awards.

  With respect to Section 162(m) of the Code, which limits the ability of publicly-held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility unless doing so is determined by the ECC to be not in the best interest of the Company.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

  The total compensation program for all executive officers consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value. The ECC is advised by Towers Perrin, compensation consultants, concerning salary competitiveness and the design of the Company's executive compensation programs. Towers Perrin provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with Towers Perrin. The Company has consulted with Towers Perrin during the past year.

  Base Salary. Base salaries for the Company's executive officers, including Mr. Sherman, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes a compensation consulting firm to assist in the compilation and interpretation of this data. The companies selected for these purposes are retail companies, including major competitors of the Company, as to which compensation information is available. While some of these peer companies are included in the Dow Jones Industry Group Index OTS--Other Specialty Retailers appearing in the Performance Graph on page 15, these peer companies are not all the same as the companies comprising that index. The ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges. However, any individual executive's placement within a range and salary adjustments are based upon the ECC's evaluation of the executive's performance and value to the Company.

  Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive awards based upon the attainment of annual performance goals, primarily a specified level of post-tax income. The ECC approves the MIP goals and participation opportunities at the beginning of each fiscal year and reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers range from 25% to 50% of salary but if target goals are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. Neither Mr. Zarkin nor Mr. Sherman may receive a MIP award in excess of 100% of the executive's base salary as of the beginning of the fiscal year. For 1997, no Named Executive Officers received MIP awards because annual performance goals were not met.

  Long-Term Incentive Program. The Company's Growth Incentive Plan ("GIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. All of the Named Executive Officers are eligible to participate in the GIP, as well as 16 other officers of the Company. Depending on responsibilities within the Company, awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No award can exceed 300% of the recipient's annual base salary at the beginning of the performance period. No awards were issued in fiscal 1997 to the Named Executive Officers.

  The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC takes into account a survey of the same peer companies referred to above, but does not target a specific percentile.

  Stock-Based Incentives. Stock options are awarded to the Company's key employees, including executive officers, by the ECC based upon such factors as the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and review of competitive compensation data for executives at the same group of peer companies referred to previously in this report, with the ECC generally targeting awards to the median of such surveys. The options are designed to reward recipients to the extent the Company's stock value is enhanced and, because of the vesting provisions of such grants, also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making current grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Pursuant to the terms of Mr. Sherman's employment contract, his salary is reviewed annually by the ECC. His salary was increased to $520,000 on June 1, 1997, setting his salary to approximately the 40th percentile of the compensation range of the survey of peer companies referred to previously in this report. The number of options granted to Mr. Sherman in 1997 was determined based on Mr. Sherman's success in providing leadership to the Company and after a review of competitive compensation data of executives at the same group of peer companies referred to previously in this report without targeting a specific percentile range. The granting of options encourages long-term performance and promotes management retention while further aligning shareholders' and management's interest in enhancing the value of the Company's Common Stock.

  Mr. Sherman's MIP award provides a target opportunity equal to 50% of base salary earned during the fiscal year if performance goals are met; the actual payout can vary between 0% and 100% of annualized base salary at the beginning of the fiscal year. Mr. Sherman did not receive an MIP payout for 1997.

                                          Executive Compensation Committee

                                          Lorne R. Waxlax, Chairman
                                          John D. Barr

       RELATIONSHIP BETWEEN BJ'S WHOLESALE CLUB, INC. AND HOMEBASE, INC.

  Prior to July 28, 1997, the Company, then known as Waban Inc., operated through two divisions--the HomeBase Division and the BJ's Wholesale Club Division (the "BJ's Division"). As of July 26, 1997, the Company transferred all of the net assets of its BJ's Division to a wholly-owned subsidiary, BJ's Wholesale Club, Inc. ("BJI"). On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI (the "Distribution") and changed its name from Waban Inc. to HomeBase, Inc.

  In connection with the Distribution, BJI and the Company entered into a series of agreements, described below. Although the following summaries of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, copies of which have been filed with the Securities and Exchange Commission and are incorporated herein by reference.

 DISTRIBUTION AGREEMENT

  BJI and the Company entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the principal corporate transactions required to effect the Distribution, (ii) the division between BJI and the Company of certain assets and liabilities and
(iii) the execution and delivery of the Services Agreement, the Employee Benefits Agreement and the Tax Sharing Agreement, each of which, as described below, governs certain aspects of the relationship between BJI and the Company following the Distribution.

  The Distribution Agreement provided for, among other things, (i) the transfer by the Company to BJI of all of the assets of the BJ's Division, including the stock of subsidiaries which held assets of the BJ's Division, and the assets associated with the Company's corporate headquarters in Massachusetts, (ii) BJI's assumption of the leases and other liabilities of the BJ's Division and 75% of the amount of all bank indebtedness of the Company existing as of the date of the Distribution, and (iii) the issuance by BJI to the Company of the Common Stock of BJI to be distributed in the Distribution.

  Under the Distribution Agreement, except as provided in the Employee Benefits Agreement or the Tax Sharing Agreement, the Company agreed to indemnify BJI for liabilities relating to the Company's business. Similarly, BJI agreed to indemnify the Company for liabilities pertaining to BJI's business. The Distribution Agreement also requires BJI and the Company to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that the Company will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of the Company prior to the Distribution. BJI also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred by them in connection with the approval of the Distribution Agreement.

 LEASES

  Upon the Distribution, BJI assumed all liabilities to third-party lessors with respect to leases entered into by the Company with respect to the BJ's Division. While the Company continues to be liable, by law, with respect to such lease liabilities, BJI has agreed to indemnify the Company for such liabilities.

  In connection with the spin-off of the Company by The TJX Companies, Inc. ("TJX") in 1989, the Company and TJX entered into an agreement (the "1989 Agreement") pursuant to which the Company must indemnify TJX against any liabilities that TJX might incur with respect to 45 current Company real estate leases as to which TJX is either a lessee or guarantor. On April 10, 1997, TJX filed complaints against the Company in the Superior Court for Middlesex County, Massachusetts, alleging, among other things, that BJI is required under the terms of the 1989 Agreement to assume the Company's indemnification obligations under the 1989 Agreement. On April 18, 1997, in exchange for mutual releases, TJX and the Company settled such litigation by agreeing that BJI would assume a portion of the Company's obligations under the 1989 Agreement. Specifically, under the settlement agreements, BJI agreed that for approximately five years after the Distribution it will indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur with respect to the Company leases and thereafter it will indemnify TJX for 50% of such liabilities. In addition, the Company has agreed that after the Distribution, the Company will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless the applicable lessor agrees to remove TJX as a lessee or guarantor.

  The Distribution Agreement contains restrictions on the renewal of Company leases similar to those contained in the agreement between the Company and TJX. BJI may not renew any of its real estate leases (other than ground leases) for which the Company may be liable during any period during which BJI does not meet certain standards of creditworthiness.

 SERVICES AGREEMENT

  BJI and the Company entered into a Services Agreement (the "Services Agreement") pursuant to which BJI provides certain tax administration services with respect to the Company's tax year ending January 31, 1998. In addition, to the extent requested by the Company, BJI provides risk management, legal, investor relations and treasury service to the Company for a period of up to twelve months following the Distribution. The Services Agreement provides that the Company pay BJI a fixed fee of $72,000 for tax administration services through November 22, 1997, and that tax services (after November 22, 1997), risk management, legal, investor relations and treasury services requested by the Company to be provided by BJI are to be billed on an hourly basis at
2.5 times the providing employee's hourly rate. BJI and the Company believe that such rates are as favorable as could have been obtained from disinterested third parties. If a dispute arises between the parties under the Services Agreement that cannot be resolved, it will be submitted to arbitration.

 EMPLOYEE BENEFITS AGREEMENT

  The Company and BJI entered into an Employee Benefits Agreement (the "Employee Benefits Agreement") which contains a number of provisions pertaining to employee benefit plan matters. BJI agreed to establish employee benefit plans substantially similar to the employee benefit plans currently maintained by the Company and to assume or retain under the applicable BJI Plan with respect to each BJI employee or former employee of the BJ's Division all liabilities under the corresponding Company plan accrued for the period ending on the date on which the employee's employment is transferred to BJI or its affiliates (or the date of the former employee's termination of employment). In addition, the Employee Benefits Agreement provides for the Waban Inc. Retirement Plan to be terminated and, in connection with such termination, BJI agreed to pay the Company an appropriate portion of any amount contributed or to be contributed by the Company to the Waban Inc. Retirement Plan after the date of the Distribution in order for the Waban Inc. Retirement Plan to pay all accrued benefits.

 TAX SHARING AGREEMENT

  The Company and BJI entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods ending on or prior to the Distribution Date, and various related matters.

 PROCEDURES FOR ADDRESSING CONFLICTS

  As a result of the Distribution, BJI and the Company have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of both companies, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) significant number of shares of common stock in both companies. The Company has adopted procedures to be followed by its Board of Directors to limit the involvement of such person in conflict situations whereby all transactions being considered by the

Company which relate to BJI must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock (as adjusted to reflect the Distribution), with the cumulative total return of companies in the Standard and Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers form January 30, 1993 to January 31, 1998. The Dow Jones Industry Group Index OTS--Other Specialty Retailers is comprised currently of 263 specialty retail companies, including the Company and all other publicly traded home improvement chains (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment at January 30, 1993 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers were measured as of the date nearest the end of the Company's fiscal year for which index data is readily available. This information was furnished by Media General Financial Services.

                             FIVE-YEAR PERFORMANCE

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG [COMPANY MAME HERE], S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                               Dow Jones         Standard & Poor's
(Fiscal Year Covered)        HomeBase, Inc.    Industry Index          500 Index
--------------------         --------------    --------------      -----------------
Measurement Pt-1993             $100.00           $100.00               $100.00
FYE 1994                        $ 85.93           $106.14               $112.88
FYE 1995                        $102.96           $101.68               $113.47
FYE 1996                        $114.07           $103.52               $157.36
FYE 1997                        $160.74           $119.21               $198.81
FYE 1998                        $178.57           $154.59               $252.30

                                 OTHER MATTERS

INDEPENDENT ACCOUNTANTS

  The Directors have appointed Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending January 30, 1999. The Company expects that representatives of Coopers & Lybrand L.L.P. will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with during fiscal 1997.

STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company no later than 5 p.m. PST on December 18, 1998 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to HomeBase, Inc., Attention:
Corporate Secretary at 3345 Michelson Drive, Irvine, CA 92612. In addition, the Company's by-laws specify requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a meeting of stockholders.

OTHER MATTERS

  The Company has no knowledge of any other matter which may come before the Meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  Neither the Executive Compensation Committee Report appearing above at pages 11 and 12 nor the Performance Graph appearing above on page 15 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Shareholder Communications Corporation to assist in soliciting proxies by mail, telephone and personal interview for a fee of $4,000 plus expenses. Officers and employees of the Company may also assist in soliciting proxies in the same manner.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   John L. Price
                                                     Secretary

PROXY

                                HomeBase, Inc.

                 Proxy for the Annual Meeting of Stockholders
                           To be held May 21, 1998

  This Proxy is Solicited on Behalf of the Board of Directors of the Company and should be returned as soon as possible to the First Chicago Trust Company of New York

The undersigned, having received notice of the Annual Meeting and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Arthur F. Loewy, William B. Langsdorf and John L. Price, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") to be held on Thursday, May 21, 1998, at 10:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher, LLP, 14th floor, 4 Park Plaza, Irvine, California 92814, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

Change of address:

___________________________________

___________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

                                                                SEE REVERSE SIDE

X  Please mark your
   votes as in this  2741    01428  68480  53        352                2741
   example.

The Board of Directors of the Company recommends that stockholders vote "FOR" all of the following proposal. To vote in accordance with the Board of Directors' recommendations just sign this Proxy; no boxes need to be checked. Unless marked otherwise, this Proxy will be voted in accordance with the Board of Directors' recommendations.


                                                                FOR                   WITHHELD
1.  Election of three Directors for a term to expire in
    2001 (for all nominees except marked below)

    _________________________________________________
    NOMINEES:  Allan P. Sherman and Herbert J. Zarkin

2. To consider such other business, if any, as may properly come before the meeting or any adjournment thereof.

    MARK HERE FOR ADDRESS CHANGE AND NOTE ON THE REVERSE
    SIDE OF THIS CARD.


SIGNATURE(S) _________________________________________  DATE ________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.